                                                                    EXHIBIT 10.3



                              EMPLOYMENT AGREEMENT

               This Employment Agreement is dated as of April 16, 1998, and is entered into between Landmark Theatre Corp. (the "Corporation") a wholly owned subsidiary of Silver Cinemas, Inc., a Delaware corporation (the "Company"), and Paul S. Richardson ("Executive").

               WHEREAS, the Corporation desires to employ Executive and Executive desires to be employed by the Corporation, and Executive and the Corporation desire to embody in this Agreement the terms and conditions under which Executive shall be employed.

               NOW, THEREFORE, the parties hereby agree:

                                   ARTICLE I.

                     EMPLOYMENT, DUTIES AND RESPONSIBILITIES

        1.01. Employment. Executive shall serve as Executive Vice President - Development and Acquisitions, effective as of the date of this Agreement. Executive hereby accepts such employment. Executive agrees to devote his full time and efforts to promote the interests of the Corporation.

        1.02. Duties and Responsibilities. Executive shall have such duties and responsibilities as are consistent with the position of Executive Vice President
- Development and Acquisitions, which duties and responsibilities shall include the acquisition and development of new theaters exhibiting specialized art films. Such responsibilities shall also include market and site scouting, project financial analysis, lease or acquisition negotiations and documentation (but any lease execution shall be subject to board approval), presentations to developers and governmental bodies, and project design team leader (subject to final decision and direction of design being approved by the Board of Directors or Chief Executive Officer or President of the Company). Executive shall report to the Chief Executive Officer or President of the Company.

        1.03. Base of Operation. Executive's principal base of operation for the performance of his duties and responsibilities under this Agreement shall be the offices of the Corporation in Los Angeles, California; provided, however, that Executive shall undertake reasonable business travel consistent with his position not involving a permanent transfer of his base of operation outside of the greater Los Angeles metropolitan area.

                                   ARTICLE II.

                                      TERM

        2.01. Term. The term of this Agreement (the "Term") shall commence on the date hereof and terminate on March 31, 2001, unless terminated earlier as provided in Article V.

                                  ARTICLE III.

                            COMPENSATION AND EXPENSES

        3.01. Salary, Bonus and Benefits. As full compensation and consideration for the performance by Executive of his obligations under this Agreement, Executive shall be entitled to the following (subject, in each case, to the provisions of Article V hereof):

               (a) Salary. The Corporation shall pay Executive a base salary during the Term, payable in accordance with the normal payment procedures of the Corporation and subject to such withholding and other normal employee deductions as may be required by law, at the rate of (i) $ 260,000 per year from the date hereof through March 31, 1998; and (ii) $285,000 per year from April 1, 1998 through March 31, 1999; (iii) $285,000 per year from April 1, 1999 through March 31, 2000; and (iv) $285,000 per year from April 1, 2000 through March 31, 2001. With respect to section (iii) and (iv) only, such amounts shall be increased as of April 1, 1999 and April 1, 2000 respectively in accordance with the Consumer Price Index for the preceding twelve month period. (The Consumer Price Index in such calculation shall be the U.S. Department of Labor, Bureau of Statistics, Consumer Price Index All Urban Consumers (1967=100) or, in the event such index is no longer published, its successor Consumer Price Index, or, if none, a comparable Index).

               (b) Stock Purchase. Executive shall have the right to purchase 1,000 shares of stock in the Company pursuant to the terms of the Stock Purchase Agreement attached hereto as Exhibit "A."

               (c) Annual Bonus Plan. During the Term, Executive shall participate in the Annual Bonus Plan attached hereto as Exhibit "B" (the "Bonus Plan") and shall be eligible to receive an amount in accordance with, and subject to the terms of the Bonus Plan, and any agreement executed by the Executive in connection with such plan (the "Bonus Agreement"). Executive shall have no right to receive bonus compensation other than as specifically set forth in the Bonus Plan and the Bonus Agreement or this Agreement. Notwithstanding the foregoing, in the event that the Theater Level Cash Flow (as such term is defined in the Bonus Plan) equals or exceeds Targeted Theater Level Cash Flow (as such term is defined in the Bonus Plan), Executive shall receive a minimum bonus equal to at least $37,500 for each year in question (pro rated for any portion of a year in question) (the "Minimum Bonus"). In addition, Targeted Theater Level Cash Flow for 1998 has been separately agreed on in writing by the parties concurrently with the execution of this Agreement.

               (d) Benefits. Executive shall be eligible to participate during the Term in such life insurance, health, disability and major medical insurance benefits, and in such other employee benefit plans and programs generally available for the benefit of the executive employees of the Corporation, as may be maintained from time to time during the Term, in each case to the extent and in the manner generally available to other such executives and subject to the terms and provisions of such plan or program, except that Executive shall be entitled to severance under the Corporation's severance policy only if and to the extent provided under Section 5.05 of this Agreement.

               (e) Vacation. Executive shall be entitled to 4 weeks paid vacation annually during the Term, in accordance with Corporation policy.

               (f) Additional Incentive Program. Executive shall receive, upon the "Commencement of Construction" of each new art house theater (whether such theater is acquired or newly built), $2,000 per screen in such theater, including, but not limited to, the following theaters: the Maple Theater, Detroit, Michigan, the Rialto, South Pasadena, California, Shattuck, Berkeley, California, Century, Chicago, Illinois, Sunshine Theater, New York, New York and Lincoln Square Cinema, Washington, D.C, it being the intent of the parties that Executive shall be eligible for the bonus awards set forth in this subsection
(f) in connection with any art house theater that is subsequently acquired by the Company or the Corporation in addition to those theaters acquired by the Company pursuant to that certain Agreement for the Purchase and Sale of Assets dated as of December 17, 1997 between the Company and Landmark Theatre Corporation, Seven Gables Corporation, Parallax Theatre Corporation, San Francisco Landmark Theatre Corporation, Wisconsin Repertory Cinemas, Inc., and Metromedia International Group, Inc. Commencement of Construction shall mean the time at which (a) the Corporation causes a slab to be poured for a theater or
(b) in the case of an acquisition, the date on which a theater begins operations. In addition, if, at the first anniversary of the opening of any such theater, any such theater has earned a 25% or greater return on the Corporation's cash investment (including but not limited to development costs, construction costs, acquisition costs, equipment costs and any other amounts necessary to begin operation of such theater), then Executive shall receive an additional bonus of $500 per screen in such theater. In addition, the parties acknowledge and agree that Executive shall be entitled to receive a bonus of $1,000 per screen in such theaters upon the date on which the theaters known as Waltham, Massachusetts and Plaza Frontenac begin operations. In the event that the stated term of this Agreement expires or Executive's employment has been terminated by the Corporation other than for "Cause" (as defined below), the Corporation agrees to pay Executive the bonus amounts set forth in this Section 3.01(f) for any theater which, at the time of such termination, the Corporation and any landlord or developer are negotiating in good faith to enter into a lease or acquisition and have (a) signed a letter of intent; or (b) initiated a draft lease; or (c) initiated draft acquisition documents. The $2,000 per screen bonus shall be due and payable upon the Commencement of Construction for new theaters and upon the opening of the theater for business for acquisition theaters.

        3.02. Expenses.

        The Corporation will reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term upon presentation of written documentation, subject, however, to the Company's reasonable policies relating to business-related expenses as then in effect from time to time during the Term.

                                   ARTICLE IV.

                                EXCLUSIVITY, ETC.

        4.01. Exclusivity. Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Executive agrees that he will devote his entire working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. Executive also agrees that during the Term he will not engage in any business activities that are competitive with the business activities of the Corporation or any of its divisions, subsidiaries or affiliates. Executive agrees that all of his activities as an employee of the Corporation shall be in conformity with all present and future policies, rules, regulations and directions of the Corporation not inconsistent with this Agreement.

        4.02. Other Business Ventures. Executive agrees that during the Term, he will not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is engaged in business activities that are competitive with the business activities of the Corporation or any of its divisions, subsidiaries or affiliates. Notwithstanding the foregoing, Executive may own, directly or indirectly, up to 5% of the outstanding capital stock of any business having a class of capital stock which is traded on any major stock exchange or in the over-the-counter market.

        4.03. Properties; Business Secrets; and Non-Solicitation. (a) All right, title and interest of every kind and nature whatsoever, in and to inventions, patents, trademarks, copyrights, films, scripts, ideas, literary works, creations and properties furnished to the Corporation or any of its divisions, subsidiaries or affiliates, or used in or in connection with any of the productions or other activities of any of such companies with which Executive is in any way connected in the performance of his duties and obligations hereunder, whether the same were invented, created, written, developed, furnished, produced or disclosed by Executive or by any other party since the inception of Executive's employment with the Corporation, shall, as between the parties hereto, be, become and remain the sole exclusive property of the Corporation or such division, subsidiary or affiliate (as the case may be) for any and all purposes and uses whatsoever, and Executive shall have no right, title or interest of any kind or nature therein. Executive hereby fully releases and discharges the Corporation and all of its divisions, subsidiaries, affiliates, successors, licensees and assigns (if any), and their respective officers, directors and employees, from and against any and all claims, demands, damages, liabilities, costs and expenses arising out of or relating to any such inventions, patents, trademarks, copyrights, films, scripts, ideas, literary works, creations and properties furnished to or used by any of such companies with which

Executive may be connected in the performance of Executive's duties and obligations hereunder. This release and discharge shall not apply to any obligations of the Corporation to indemnify the Executive for claims arising out of Executive's conduct within the course and scope of Executive's employment. This Agreement does not apply to any invention which qualifies under the provisions of Section 2870 of The California Labor Code.

               (b) Executive agrees that he will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Corporation or any of its divisions, subsidiaries or affiliates, which he may have learned in connection with his employment by the Corporation. For purposes of this Agreement, a "trade or business secret, process, method or means, or any other confidential information" shall mean and include written information treated as confidential or as a trade secret by the Corporation. Executive's obligation under this Section 4.03(b) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) is known to Executive prior to his receipt of such information from the Corporation, as evidenced by written records of Executive or (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Corporation. Executive agrees not to remove from the premises of the Corporation, except as an employee of the Corporation in pursuit of the business of the Corporation or except as specifically permitted in writing by the Corporation, any document or other object containing or reflecting any such confidential information. Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Corporation. Upon termination of his employment hereunder, Executive shall forthwith deliver to the Corporation all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Corporation or its subsidiaries or affiliates, and no copy of any such confidential information shall be retained by him.

               (c) Executive shall not, for a period of one year after any termination of his employment with the Corporation, directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, on behalf of any person or entity engaged in business activities competitive with the business activities of the Corporation or any of its divisions, subsidiaries or affiliates, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Corporation or any of its divisions, subsidiaries or affiliates to terminate such person's contract of employment or agency, as the case may be, with the Corporation or with any such division, subsidiary or affiliate.

               (d) Executive agrees that, at any time and from time-to-time during and after the Term, he will execute any and all documents which the Corporation may deem reasonably necessary or appropriate to effectuate the provisions of this Section 4.03. It is also agreed that the provisions of this
Section 4.03 shall survive the termination, for any reason, of this Agreement or Executive's employment, except that the provisions of Section 4.03(c) shall survive such termination only to the extent provided in that Section.

                                   ARTICLE V.

                                   TERMINATION

        5.01. Termination by the Corporation. The Corporation shall have the right to terminate Executive's employment at any time for "Cause." For purposes of this Agreement, "Cause" shall mean (a) Executive's failure, neglect or refusal to fully perform his material duties under this Agreement, (b) Executive's willful and continued failure or refusal to follow material directions from his superiors or any other act of insubordination on the part of Executive, (c) the engaging by Executive in willful misconduct which is injurious to the Corporation or any of its divisions, subsidiaries or affiliates, monetarily or otherwise, (d) the commission by Executive of an act of fraud or embezzlement against the Corporation or any of its divisions, subsidiaries or affiliates, (e) the conviction of Executive of a felony, or (f) Executive's material breach of the provisions of any of Section 4.01, 4.02 or any other material provision of this Agreement; provided, however, that except in the case of acts described in clauses (d) and (e) of this sentence, Executive shall have a period of 30 days to cure any acts which would otherwise give the Corporation the right to terminate his employment for Cause. Such 30 day period shall commence as of the date of receipt by Executive of written notice from the Corporation of its intentions to terminate Executive's employment for Cause, which notice shall state in reasonable detail the acts which the Corporation considers to be grounds for such termination. The Corporation shall thereafter have the right to terminate Executive's employment for Cause only if such acts have not been substantially cured prior to the end of such 30-day period.

        5.02. Death. In the event Executive dies during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of Executive's death.

        5.03. Disability. In the event that Executive suffers a disability which prevents him from substantially performing his material duties under this Agreement for a period of at least 60 consecutive days, or 90 non-consecutive days within any 365-day period except as otherwise prohibited by law, the Corporation shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice of Executive in accordance with
Section 6.03 of this Agreement.

        5.04. Termination by Executive for Good Reason. Executive may terminate his employment with the Corporation for "Good Reason" by giving 30 days advance written notice to the Corporation of his intent to so terminate. For purposes of this Agreement, the following circumstances shall constitute "Good Reason":

               (a) the assignment to Executive of any duties materially inconsistent with his authority, duties or responsibilities, or any other action by the Corporation which results in a material diminution or material adverse change in such authority, duties or responsibilities, excluding for this purpose an isolated action not taken in bad faith and which is remedied prior to the expiration of the 30-day period after receipt of notice thereof given by Executive; or

               (b) any material breach of this Agreement by the Corporation, other than an isolated failure not occurring in bad faith and which is remedied prior to the expiration of the 30-day period after receipt of written notice thereof given by Executive; or

               (c) any action by the Corporation requiring Executive to be based at any office or location outside the greater Los Angeles metropolitan area.

        5.05. Effect of Termination.

               (a) For Cause; Without Good Reason; Death; Disability. In the event of termination of this Agreement (i) by the Corporation for Cause, (ii) by Executive without Good Reason, or (iii) by reason of Executive's death or disability, the Corporation's sole obligation under this Agreement shall be (y) to pay to Executive (or his beneficiary in the event of his death) any base salary or other compensation, benefits or incentives earned or accrued and reimbursement of business expenses incurred in accordance with Corporation policy, but not paid to Executive prior to the effective date of such termination, and (z) to allow Executive to retain any vested stock under the terms of the Stock Purchase Agreement. In addition, if the termination is by the Corporation for Cause or by Executive without Good Reason or as a result of Executive's death or disability, he will receive a pro rated portion of his Minimum Bonus based on days elapsed in the year in question divided by 365.

               (b) Without Cause; For Good Reason. In the event of termination of this Agreement (i) by the Corporation other than for Cause; or (ii) by Executive for Good Reason, the Corporation shall (v) honor its obligations under
Section 3.01(f) as set forth therein; (w) pay Executive as and when such amounts would have been due had Executive continued in the employ of the Corporation , including (a) continuation of his salary for the remainder of the Term, taking into account scheduled salary increases, and any base salary and other compensation, benefits or incentives earned or accrued, but not paid prior to the effective date of such termination; and (b) the Minimum Bonus of $37,5000 per year for each remaining year through March 31, 2001; (x) vest all stock under the Stock Purchase Agreement; (y) reimburse Executive for business expenses incurred in accordance with Corporation policy prior to the effective date of such termination; and (z) provide, or pay or reimburse Executive for the Executive's purchase of, such medical insurance coverage as the Corporation would be obligated to offer under Section 3.01(d) from time to time for the remainder of the Term if Executive had remained employed, based on the insurance in force for the Corporation or for any successor to its business.

                                   ARTICLE VI.

                                  MISCELLANEOUS

        6.01. Life Insurance. Executive agrees that the Corporation or any of its divisions, subsidiaries or affiliates may apply for and secure and own insurance on Executive's life (in amounts determined by the Corporation). Executive agrees to cooperate fully in the application for securing of such insurance, including the submission by Executive to such physical and other examinations, and the answering of such relevant questions and furnishing of such relevant information by Executive, as may be required by the carrier(s) of such insurance. Notwithstanding anything to the contrary contained herein, neither the Corporation nor any of its divisions, subsidiaries or affiliates shall be required to obtain any insurance for or on behalf of Executive, except as provided by Section 3.01(d) of this Agreement.

        6.02. Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns, including, without limitation, any corporation or person with or into which the Corporation may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive's estate.

        6.03. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Corporation, to Silver Cinemas, Inc., 4004 Beltline Road, Suite 205, Dallas, Texas 75244,
Attention: President, or to such other addresses and/or to the attention of such other persons as the Corporation shall designate by written notice to Executive; and (b) in the case of Executive, to Paul S. Richardson c/o the Corporation or to such other address as Executive shall designate by written notice to the Corporation. Any notice hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

        6.04. Entire Agreement; Amendment. This Agreement and any agreements specifically referred to herein with respect to Executive's employment contain the entire agreement of the parties hereto with respect to the terms and conditions of Executive's employment during the term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. In addition, the parties acknowledge that this Agreement and any agreements entered into with respect to the Bonus Plan supersede the Employment Agreement dated as of July 2, 1996, between Executive and Landmark Theatre Corporation, which Employment Agreement is terminated and of no further force and effect. Neither the Company nor the Corporation shall have any obligations or liabilities in connection with the Employment Agreement dated as of July 2, 1996 between Executive and Landmark Theatre Corporation. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

        6.05. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

        6.06. Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any provision hereof.

        6.07. Attorneys Fees; Enforcement. The prevailing party will be responsible for reasonable costs and expenses incurred in connection with any dispute or legal proceeding between the parties arising out of the subject matter of this Agreement, including any proceeding to enforce any right or provision under this Agreement. Executive shall have no right to enforce any of his rights hereunder by seeking or obtaining injunctive or other equitable relief and acknowledges that damages are an adequate remedy for any breach by the Corporation of this Agreement.

        6.08. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of California without reference to the principles of conflict of laws.

        6.09. Agreement to Take Actions. Each party to this Agreement shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

        6.10. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

        6.11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

        6.12. Other Agreements. Executive represents and warrants to the Corporation that to the best of his knowledge, neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.

        6.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               IN WITNESS WHEREOF, the Corporation and Executive have duly executed this Agreement as of the date first above written.



                                        LANDMARK THEATRE CORP., a wholly owned
                                        subsidiary of SILVER CINEMAS, INC.



                                        By:  ___________________________________
                                             Name:______________________________
                                             Title:_____________________________






                                        ________________________________________
                                          Paul S. Richardson

                                    GUARANTY

        Reference is made to that certain employment agreement dated as of April 16, 1998, between Landmark Theatre Corp. ("Employer") and Paul S. Richardson ("Employee") and the Richardson Annual Bonus Plan of Landmark Theatre Corp. (individually and collectively the "Agreement").

        1. As a material inducement to Employee to enter into the Agreement, and in consideration of the benefits the undersigned guarantor ("Guarantor") will derive from the execution of the Agreement, Guarantor hereby unconditionally and irrevocably guarantees to Employee the full and timely performance of each and every contractual obligation of Employer under the Agreement, including, without limitation, all payment obligations (whether fixed, contingent, deferred, net profits or otherwise), all credit obligations and all indemnity obligations (collectively, the "Guaranteed Obligations"). Guarantor's obligations hereunder are direct and primary to Employee and are independent of the obligations of the Employer and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor irrespective of whether action is brought against the Employer or whether the Employer is joined in any such action or actions.

        2. Guarantor agrees that any modification of the Agreement by the parties thereto shall not affect this Guaranty. Without further authorization from, demand upon or notice to Guarantor and without affecting Guarantor's liability hereunder, the parties to the Agreement may, in accordance with the terms of the Agreement (i) alter, compromise, accelerate, extend or change the time or manner of payment and/or performance of any of the Guaranteed Obligations; (ii) release or add any one or more guarantors or endorsers; or
(iii) accept, surrender, release, reconvey (partially or otherwise), exchange or alter any security of any kind now or hereafter given by Employer to secure the performance of the Guaranteed Obligations. No exercise or non-exercise by Employee of any right hereby given to him and no dealing by him with Employer or any guarantors or endorsers shall in any way affect any of the duties or obligations of Guarantor except to the extent that such failure, omission or delay constitutes a waiver under the Agreement and is not otherwise waived by Guarantor herein. Guarantor acknowledges its obligations hereunder shall not be exonerated if, by any act of Employer, the remedies or rights of Employer against Employee are in any way impaired or suspended. Notwithstanding anything herein to the contrary, Guarantor does not waive any defense based upon the statute of limitations or fraud by Employee.

        3. Guarantor hereby waives the protection of, and any right to assert the provisions of California Civil Code Sections 2810, 2819, 2845, 2849 and 2850 or any other successor or like provisions of applicable law for the benefit of sureties or guarantors. Additionally, Guarantor hereby expressly waives (i) notice of the acceptance of this Guaranty; (ii) notice of the amount of indebtedness under the Agreement now existing or which may hereafter exist;
(iii) notice of demand for payment and/or performance, notice of default, notice of nonpayment or nonperformance, presentment, protest, notice of protest and notice of dishonor of the Agreement or any of the Guaranteed Obligations; and (iv) notice of assignment, transfer, modification or negotiation of the Agreement.

        4. The liability of Guarantor shall be unaffected by, and Guarantor waives any defense arising out of, relating to or based upon, (i) a change of ownership of or legal title to the Employer or any rights therein or any rights under the Agreement, whether effected without or without the consent of Employee; (ii) the dissolution, termination, legal incapacity, lack of authority, revocation, recission, disability, insolvency, bankruptcy or reorganization of Employer or the defense of any statute of limitations in any action hereunder or for the collection or performance of any Guaranteed Obligation; (iii) election of remedies or marshalling of assets; (iv) the Agreement constituting a fraudulent transfer; (v) Employee failing to proceed against (or otherwise exercise any of its rights against) the Employer, or any other guarantor of the Guaranteed Obligations, or any other person, firm, corporation or other entity or failing to proceed against or exhaust any security held by him at any time or failing to pursue any other remedy in their power; (vi) Employee failing to disclose any facts regarding Employer regardless of whether they have reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or have reason to believe that such facts are unknown to Guarantor or have a reasonable opportunity to communicate such facts to Guarantor; or (vii) the dissolution or termination of Employer or Guarantor. This Guaranty shall continue to be effective or reinstated, as the case may be, if at any time payment of any amount paid under the Agreement is rescinded or otherwise returned by Employee upon or in connection with the insolvency, bankruptcy or reorganization of Employer (or any like or similar event), as if such amount had not been paid.

        5. Employee's delay, omission or failure to file or enforce a claim against the assets and/or estate (either in administration, bankruptcy or any other proceeding) of Guarantor, Employer or any third party shall not affect the liability of Guarantor under this Guaranty, except to the extent that such failure, omission or delay constitutes a waiver under the Agreement and is not otherwise waived by Guarantor herein. In the event that the maturity of any of the Guaranteed Obligations is accelerated, such maturity shall also be deemed accelerated for the purposes of this Guaranty.

        6. Any indebtedness of Employer now or hereafter held by Guarantor is hereby subordinated to any indebtedness of Employer to Employee until such time as the Guaranteed Obligations have been indefeasibly satisfied in full and, to the extent necessary for that purpose, Guarantor hereby assigns to Employee its right to payments or distributions from Employer to which Guarantor would otherwise be entitled. Until all of the Guaranteed Obligations have been performed in full, Guarantor shall have no right of subrogation against Employer unless it is expressly given to Guarantor in writing by Employee.

        7. Guarantor agrees that Employee may, in its sole discretion, and without notice to Guarantor, apply all payments from Employer or any third party, or apply the proceeds realized from any security which may be held by Employee in such manner and order of priority as

Employee see fit, all without affecting the liability of Guarantor. The obligations of Guarantor hereunder are independent of the obligations of Employer. Guarantor waives any right to require Employee to proceed against Employer, to apply or proceed against or exhaust any security held by Employee or to pursue any remedy in his power against Employer or any other party prior to, or concurrently with, proceeding against Guarantor. Employee may maintain a separate action against Employer without in any manner waiving or compromising any rights which he may have against Guarantor. Employee's rights hereunder are cumulative and shall not be exhausted by any number of successive actions until and unless all of the guaranteed Obligations have been fully paid and performed.

        8. In the event of any action for breach of or to enforce this Guaranty, Employee shall be entitled to recover all costs of suit, including without limitation, reasonable attorney's fees.

        9. This Guaranty shall inure to the benefit of Employee and his successors and assigns. Employee may assign his rights under this Guaranty pursuant to the terms of the assignment provisions of the Agreement.

        10. Except as otherwise set forth herein, Guarantor's obligations under this Guaranty are subject to all defenses which Employer may have against Employee with respect to the enforcement of the Guaranteed Obligations.

        11. This Guaranty shall be governed by California law and Guarantor submits to the exclusive jurisdiction of its courts, including the federal courts within California.

        IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of April 16, 1998.



                                        GUARANTOR


                                        SILVER CINEMAS INTERNATIONAL, INC.,


                                        By:  ___________________________________
                                             Name:______________________________
                                             Title:_____________________________

                      ------------------------------------

                          RICHARDSON ANNUAL BONUS PLAN

                                   I. PURPOSE

           The purpose of the Plan is to provide annual bonus compensation to designated key executives based on the performance of the Corporation.

                                II. DEFINITIONS

         When used herein, the following terms have the following meanings:

         "Bonus" means the amount paid as a bonus pursuant to this Plan.

          "Base Bonus means (i) $37,500 for each Bonus Period through the Bonus Period ending December 31, 2000; and (ii) $9,375 for the Bonus Period ending March 31, 2001.

         "Beneficiary" means the beneficiary or beneficiaries designated in accordance with Article XIII hereof to receive the amount, if any, payable under the Plan upon the Participant's death.

         "Board of Directors" means the Board of Directors of the Company.

         (a) Bonus Period" means (i) the period commencing April 17, 1998 and ending December 31, 1998; and (ii) each succeeding calendar year thereafter (or such other fiscal year as the Corporation may establish) through December 31, 2000; and (iii) the period commencing January 1, 2001 and ending March 31, 2001.

         (b)    "Cause" shall have the meaning assigned in the Employment
                Agreement

         "Company" means Silver Cinemas, Inc.

         "Corporation" means the Company's wholly owned subsidiary designated by the Company as the "Corporation" for purposes of this Annual Bonus Plan.

         "Disability" shall have the meaning assigned in the Employment
Agreement.

         "Employment Agreement" shall mean the Employment Agreement dated as of April 16, 1998 , between the Corporation and Paul S. Richardson, as amended from time to time.

         "Participant" means Paul S. Richardson.

         "Plan" means the Richardson Annual Bonus Plan.

         "Theater Level Cash Flow" means an amount equal to (i) the actual total revenues generated by the theaters owned, leased or operated by the Corporation less (ii) the actual total operating expenses related to the theaters owned, leased or operated by the Corporation.

         "Targeted Theater Level Cash Flow" means the amount included as Theater Level Cash Flow in the annual budget for the Corporation approved in good faith by the Board of Directors or their designees prior to the beginning of each Bonus Period thereafter.

                              III. ADMINISTRATION

         The Plan shall be administered by the Board of Directors of the Company.

                            IV. ELIGIBLE CALCULATION

         Mr. Richardson shall automatically become a Participant upon commencement of his employment pursuant to the Employment Agreement.

                              V. BONUS CALCULATION

         (a) The amount of the Bonus for any Bonus Period shall be determined as follows, subject always to Section 3.01(c) of Participant's Employment Agreement:

         (b) in the event Theater Level Cash Flow is less than 80% of Targeted Theater Level Cash Flow, there shall be no Bonus ;

         (c) in the event Theater Level Cash Flow is 80% or more but less than 90% of Targeted Theater Level Cash Flow, the Bonus shall be an amount equal to 50% of the Base Bonus;

         (d) in the event Theater Level Cash Flow is 90% or more but less than 100% of Targeted Theater Level Cash Flow, the Bonus shall be an amount equal to 75% of the Base Bonus;

         (e) in the event Theater Level Cash Flow is 100% or more of Targeted Theater Level Cash Flow, the Bonus shall be an amount equal to 100% of the Base Bonus plus, if Theater Level Cash Flow is more than 100% of Targeted Theater Level Cash Flow, an amount equal to 1% of the Base Bonus for each 1% by which Theater Level Cash Flow exceeds Targeted Theater Level Cash Flow. If Theater Level Cash Flow is more than 110% of Targeted Theater Level Cash Flow, the Bonus shall be further increased by 2% for each 1% by which Theater Level Cash Flow exceeds 110% of Targeted Theater Level Cash Flow.

                              VI. PAYMENT OF BONUS

         Calculation of the attainment of Targeted Theater Level Cash Flow and the determination and payment of any and all bonuses shall be made and furnished to each Participant no later than ninety (90) days after the end of each Bonus Period.

                         VII. TERMINATION OF EMPLOYMENT

         In the event of termination of Participant's employment with the Corporation, the provisions of the Employment Agreement shall govern the payment of any Bonus.

                     VIII. REORGANIZATION OR DISCONTINUANCE

         The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation will make appropriate provisions for the preservation of Participants' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

                         IX. NON-ALIENATION OF BENEFITS

         A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

                      X. NO CLAIM OF RIGHT UNDER THE PLAN

         Except as otherwise provided herein or in a separate written agreement executed by the Corporation, no employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Corporation.

                                   XI. TAXES

         The Corporation shall deduct from all amounts paid under the Plan all federal, state, local and other taxes or withholdings required by law to be withheld with respect to such payments.

                   XII. DESIGNATION AND CHANGE OF BENEFICIARY

         Each Participant shall indicate in their Participation Agreement a designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. A Participant may, from time to time, revoke or change their Beneficiary designation without the consent of any prior Beneficiary by filing a written designation with the Board of Directors of the Company. The last such designation received by the Board of Directors of the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Board of Directors of the Company prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

                    XIII. NO LIABILITY OF BOARD OF DIRECTORS

         No member of the Board of Directors of the Company or the Corporation shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of such Board of Directors, nor for any mistake of judgment made in good faith, and the Corporation and Company shall indemnify and hold harmless each employee, officer, or director of the Corporation and/or Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person s own fraud or bad faith.

                         XIV. AMENDMENT OR TERMINATION

         The Board of Directions may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time, provided, however, that no amendment, suspension or termination of the plan shall deprive any Participant of any rights to a bonus previously earned under the Plan without such Participant's written consent. Subject to earlier termination pursuant to the provisions of this Article, and unless the Board of Directors shall have approved an extension of the Plan beyond such date, no bonus award shall be made with respect to any period ending after March 31, 2001. If the Richardson Annual Bonus Plan is terminated during a Bonus Period, the Bonus earned shall be prorated accordingly for that Bonus Period. Future Bonus Periods that would have occurred if the Richardson Annual Bonus Plan had not been terminated shall be paid to Executive at the Minimu Bonus rate pursuant to the Employment Agreement.

                               XV. UNFUNDED PLAN

         Participants shall have no right, title, or interest whatsoever in or to any investments which the Corporation may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation. All payments to be made hereunder shall be paid from the general funds of the Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

                               XVI. GOVERNING LAW

         The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the state of California, without reference to principles of conflict of laws.

                              XVII. EFFECTIVE DATE

           The effective date of the Plan is April 16, 1998.